SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.   )

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as Permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

Costco Wholesale Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a(6)(i)(4) and 0-11.

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(2)	Aggregate number of securities to which transaction applies:

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Notes:

999 Lake Drive

Issaquah, Washington 98027

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO OUR SHAREHOLDERS:

Notice is given that the Annual Meeting of the shareholders of Costco Wholesale Corporation (the “Company”) will be held at the Meydenbauer Center, Center Hall B, 11100 N.E. 6th Street, Bellevue, Washington 98004 on Wednesday, January 31, 2007 at 4:00 p.m. for the following purposes:

1.    To elect four Class II directors to hold office until the 2010 Annual Meeting of Shareholders and until their successors are elected and qualified.

2.    To ratify the selection of KPMG as the Company’s independent auditors.

3.    To transact such other business as may properly come before the meeting or any adjournments thereof.

Only shareholders of record at the close of business on November 27, 2006 are entitled to notice of, and to vote at, the meeting. All shareholders are requested to be present in person or by proxy. For the convenience of those shareholders who do not expect to attend the meeting in person and desire to have their shares voted, a form of proxy and an envelope, for which no postage is required, are enclosed. You may also vote by the Internet or telephone. Any shareholder who later finds that he or she can be present at the meeting, or for any reason desires to do so, may revoke the proxy at any time before it is voted.

Please complete, sign, date and mail promptly the accompanying proxy card in the return envelope furnished for that purpose, whether or not you plan to attend the meeting.

Voting by the Internet or telephone is fast, convenient and your vote is immediately confirmed and tabulated. By using the Internet or telephone you help Costco reduce postage and proxy tabulation costs.

Please do not return the enclosed paper ballot if you are

voting over the Internet or by telephone.

VOTE BY INTERNET	VOTE BY TELEPHONE

http://www.proxyvote.com 24 hours a day/7 days a week	(800) 690-6903 via touch tone phone toll-free 24 hours a day/7 days a week

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on January 30, 2007. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.	Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on January 30, 2007. Have your proxy card in hand when you call and then follow the instructions.

Your cooperation is appreciated, since a majority of the common stock must be represented, either in person or by proxy, to constitute a quorum for the conduct of business.

By order of the Board of Directors,

Joel Benoliel
Secretary

December 15, 2006

PARKING FACILITY AND DRIVING DIRECTIONS

MEYDENBAUER CENTER

11100 NE 6th Street

Bellevue, Washington

DRIVING DIRECTIONS	PARKING

•       From Seattle via SR-520:

•       Take SR-520 east to I-405 south.

•       Take Exit 13A west to NE 4th Street westbound.

•       Turn right onto 112th Ave NE.

•       Turn left onto NE 6th Street to Meydenbauer Center’s parking garage on the right.

Due to limited parking availability, we encourage you to explore Metro Transit’s commuter services. The Bellevue Transit Center is conveniently located less than a block from Meydenbauer Center.

•       From Seattle via I-90:

•       Take I-90 east to I-405 north.

•       Take Exit 13A west to NE 4th Street westbound.

•       Turn right onto 112th Avenue NE.

•       Turn left onto NE 6th Street to Meydenbauer Center’s parking garage on right.

PROXY STATEMENT

FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD

January 31, 2007

SOLICITATION AND REVOCATION OF PROXY

Proxies in the form enclosed are solicited by the Board of Directors of Costco Wholesale Corporation (the “Company”) to be voted at the annual meeting of shareholders to be held on January 31, 2007, or any adjournments (the “Annual Meeting”). The individuals named as proxies are Jeffrey H. Brotman and James D. Sinegal. The accompanying notice of meeting, this Proxy Statement and the form of proxy are being first sent to shareholders on or about December 15, 2006.

All shares represented by proxies received will be voted in accordance with instructions contained in the proxies. The Board of Directors unanimously recommends a vote:

•	FOR the nominees for director listed in these materials and on the proxy; and

•	FOR the ratification of the selection of the Company’s independent auditors.

In the absence of voting instructions to the contrary, shares represented by validly executed proxies will be voted in accordance with the foregoing recommendations. A shareholder giving a proxy has the power to revoke it any time before it is voted by providing written notice to the Secretary of the Company, by delivering a later-dated proxy, or by voting in person at the Annual Meeting.

Only shareholders of record at the close of business on November 27, 2006 (the “Record Date”) will be entitled to vote at the Annual Meeting. At the close of business on the Record Date, there were 455,949,262 shares of common stock, par value $.005 per share (the “Common Stock”), outstanding, which represent all of the voting securities of the Company. Each share of Common Stock is entitled to one vote. Shareholders do not have cumulative voting rights in the election of directors.

A majority of the Common Stock entitled to vote at the Annual Meeting, present either in person or by proxy, will constitute a quorum. With respect to the election of directors, the four directors receiving the highest number of votes will be elected. Other than the election of directors, the affirmative vote of a majority of the votes cast at the Annual Meeting on each proposal, either in person or by proxy, is required for the approval of each proposal. Shareholders who abstain from voting on any or all proposals will be included in the number of shareholders present at the meeting for purposes of determining the presence of a quorum. Abstentions and broker non-votes will not be included in the total of votes cast and will not affect the outcome of the vote.

In addition to mailing this material to shareholders, the Company has asked banks and brokers to forward copies to persons for whom they hold stock of the Company and request authority for execution of the proxies. The Company will reimburse the banks and brokers for their reasonable out-of-pocket expenses in doing so. Officers and employees of the Company may, without being additionally compensated, solicit proxies by mail, telephone, facsimile or personal contact. All proxy-soliciting expenses will be paid by the Company in connection with the solicitation of votes for the Annual Meeting.

PROPOSAL 1: ELECTION OF DIRECTORS

The Board is divided into three classes. Directors are elected by class, for three-year terms. Successors to the class of directors whose term expires at any annual meeting are elected for three-year terms. Each of Benjamin S. Carson, Sr., M.D., William H. Gates, Hamilton E. James, and Jill S. Ruckelshaus is nominated as a member of Class II, to serve for a three-year term until the annual meeting of shareholders in 2010 and until his or her successor is elected and qualified.

Each of the nominees has indicated a willingness and ability to serve as a director. If any nominee becomes unable or unwilling to serve, the accompanying proxy may be voted for the election of such other person as shall be designated by the Board of Directors. The proxies being solicited will be voted for no more than four nominees at the Annual Meeting. Each director will be elected by a plurality of the votes cast, in person or by proxy, at the Annual Meeting, assuming a quorum is present.

The Board of Directors unanimously recommends a vote FOR the election of these nominees as directors.

Directors

The following table sets forth information regarding each nominee for election as a director and each director whose term of office will continue after the Annual Meeting.

Name	Current Position with the Company	Age	Expiration of Term as Director
James D. Sinegal	President, Chief Executive Officer and Director	70	2009
Jeffrey H. Brotman	Chairman of the Board of Directors	64	2009
Benjamin S. Carson, Sr., M.D.	Director	55	2007
Susan L. Decker	Director	43	2008
Richard D. DiCerchio	Senior Executive Vice President and Director	63	2008
Daniel J. Evans	Director	81	2009
Richard A. Galanti	Executive Vice President, Chief Financial Officer and Director	50	2009
William H. Gates	Director	81	2007
Hamilton E. James	Director	55	2007
Richard M. Libenson	Director	64	2008
John W. Meisenbach	Director	70	2008
Charles T. Munger	Director	82	2008
Jill S. Ruckelshaus	Director	69	2007

Set forth below is information with respect to each director of the Company. As used below, “Company” means Costco Wholesale Corporation and includes its predecessor company, Costco Wholesale Corporation, as it existed prior to the 1993 merger with The Price Company.

James D. Sinegal has been President and Chief Executive Officer of the Company since October 1993. From the Company’s inception until 1993, he was President and Chief Operating

Officer, and served as Chief Executive Officer from August 1988 until October 1993. Mr. Sinegal was a co-founder of the Company and has been a director since its inception.

Jeffrey H. Brotman was a founder and Chairman of the Board of the Company from its inception until October 1993. In October 1993, Mr. Brotman became the Vice Chairman of the Company, and he has served as Chairman since December 1994.

Benjamin S. Carson, Sr., M.D. has been a director of the Company since May 1999. Since 1984 he has been the Director of Pediatric Neurosurgery at Johns Hopkins University. Dr. Carson is also a director of Kellogg Company.

Susan L. Decker has been a director of the Company since October 2004. She has served as the Chief Financial Officer of Yahoo! Inc. since June 2000 and as Executive Vice President, Finance and Administration since January 2002. Previously, Ms. Decker served as Senior Vice President, Finance and Administration from June 2000 to January 2002. From August 1986 to May 2000, Ms. Decker held several positions for Donaldson, Lufkin & Jenrette, including Director of Global Research from 1998 to 2000. Prior to 1998, she was a publishing and advertising equity securities analyst for twelve years. She is also a director of Intel Corporation.

Richard D. DiCerchio has been Senior Executive Vice President of the Company since 1997. He is Chief Operating Officer—Global Operations, Distribution and Construction. Until 2004 he was Chief Operating Officer—Merchandising, Distribution and Construction. Until mid-August 1994, he served as Executive Vice President, Chief Operating Officer-Northern Division. He was appointed Chief Operating Officer-Western Region of the Company in August 1992 and was appointed Executive Vice President and director in April 1986. From June 1985 to April 1986, he was Senior Vice President, Merchandising of the Company. He joined the Company as Vice President, Operations in May 1983.

Daniel J. Evans has been a director of the Company since January 2003. He has been the chairman of Daniel J. Evans Associates, a consulting firm, since 1989. From 1983 through 1989, he served as the U.S. Senator for the State of Washington, and he was the President of The Evergreen State College from 1977 through 1983. From 1965 through 1977, he served as Governor of the State of Washington. Mr. Evans serves on the boards of NIC Inc. and Archimedes Technology Group.

Richard A. Galanti has been a director of the Company since January 1995, and Executive Vice President and Chief Financial Officer of the Company since October 1993. He was Senior Vice President, Chief Financial Officer and Treasurer of the Company from January 1985 to October 1993, having joined as Vice President-Finance in March 1984. From 1978 to February 1984, Mr. Galanti was an associate with Donaldson Lufkin & Jenrette Securities Corporation.

William H. Gates has been a director of the Company since January 2003. He has been the Co-Chair of the Bill & Melinda Gates Foundation since its inception. Mr. Gates serves on the Board of Regents of the University of Washington. He has served as trustee, officer and volunteer for more than two dozen Northwest organizations, including the Greater Seattle Chamber of Commerce and King County United Way. In 1995, he founded the Technology Alliance. From 1964 until 1994 Mr. Gates was a partner in the law firm of Preston, Gates & Ellis and predecessor firms.

Hamilton E. James has been a director of the Company since August 1988. He is the President of The Blackstone Group. Mr. James was also a director of Credit Suisse First Boston USA, Inc., formerly Donaldson, Lufkin & Jenrette Securities Corporation (“DLJ”), for which he served as Chairman of DLJ’s Banking Group since 1995 and Chairman of DLJ’s Merchant Banking since 1991. Until October 2002, Mr. James served as an executive board member and

Chairman of Global Investment Banking and Private Equity for Credit Suisse First Boston Corporation.

Richard M. Libenson has been a director of the Company since October 1993. He was a director of The Price Company from its formation in 1976 until October 1993 and was an executive officer of The Price Company from 1976 until October 1989, when he retired as an officer of The Price Company. He served as Chief Operating Officer of The Price Company from August 1986 through October 1988, and Vice Chairman of its Board from October 1988 through September 1989.

John W. Meisenbach has been a director of the Company since its inception. He is President of MCM, A Meisenbach Company, a financial services company, which he founded in 1962. He also currently serves as a director of Expeditors International and M Financial Holdings. Mr. Meisenbach is a trustee of the Elite Fund, an investment company registered under the Investment Company Act of 1940.

Charles T. Munger has been a director of the Company since January 1997. For more than the last five years he has been a director and Vice Chairman of the Board of Berkshire Hathaway Inc., Chairman of the Board of Directors of Daily Journal Corporation, and Chairman of the Board of Directors and Chief Executive Officer of Wesco Financial Corporation.

Jill S. Ruckelshaus has been a director of the Company since February 1996. Ms. Ruckelshaus serves on the boards of Lincoln National Corporation and various other organizations.

No family relationship exists among any of the directors or executive officers. No arrangement or understanding exists between any director or executive officer and any other person pursuant to which any director was selected as a director or executive officer of the Company.

Committees of the Board

The Board of Directors has determined that each member of each committee meets the applicable NASDAQ Stock Market listing standards regarding “independence” and that each member is free of relationships that would interfere with the individual exercise of independent judgment. (The charters of the committees may be viewed at www.costco.com through the Investor Relations page.)

Audit Committee.    The functions of the Audit Committee include (among others):

•	to provide direct communication between the Board of Directors and the Company’s internal and external auditors;

•	to monitor the design and maintenance of the Company’s system of internal accounting controls;

•	to select, evaluate and, if necessary, replace the external auditors;

•	to review the results of internal and external audits as to the reliability and integrity of financial and operating information and the systems established to monitor compliance with the Company’s policies, plans and procedures and with laws and regulations; and

•	to review the relationships between the Company and the external auditors to ascertain the independence of the external auditors.

The members of the committee are Messrs. Munger (chair) and James and Ms. Ruckelshaus. The Board of Directors has determined that Mr. Munger is an “audit committee financial expert”

as defined by the rules of the Securities and Exchange Commission. The Audit Committee met seven times during fiscal year 2006. A report of the Audit Committee is set forth below.

Compensation Committee.    The Compensation Committee’s function is to review the salaries, bonuses and stock-based compensation provided to executive officers of the Company and oversee the overall administration of the Company’s compensation and stock-based compensation programs. The members of the committee are Messrs. Carson, James, and Munger. The Compensation Committee met twice during fiscal year 2006. A report of the Compensation Committee is set forth below.

Nominating and Governance Committee.    The purpose of the Nominating and Governance Committee is to identify and approve individuals qualified to serve as members of the Board of the Company, select director nominees for the next annual meeting of stockholders, evaluate the Board’s performance, develop and recommend to the Board corporate governance guidelines, and provide oversight with respect to corporate governance and ethical conduct. The members of the committee are Messrs. Evans and Gates (chair) and Mses. Decker and Ruckelshaus. The Committee is authorized by its charter to engage its own advisors. The Committee approved the nomination of the candidates reflected in Proposal 1. The Nominating and Governance Committee met four times in fiscal 2006. The Committee will consider shareholder recommendations for candidates to serve on the Board of Directors. The name of any recommended candidate, together with pertinent biographical information, a document indicating the candidate’s willingness to serve if elected, and evidence of the nominating shareholder’s ownership of Company stock should be sent to the Secretary of the Company. Nominees for director shall be selected on the basis of, among other things, knowledge, experience, skills, expertise, integrity, diversity, ability to make independent analytical inquiries, and understanding of the Company’s business environment, all in the context of an assessment of the perceived needs of the Board at the time. Nominees should also be willing to devote adequate time and effort to Board responsibilities.

Corporate Governance Guidelines.    In November 2005 the Board of Directors adopted Corporate Governance Guidelines. The guidelines may be viewed at www.costco.com through the Investor Relations page.

Shareholder Communications to the Board

Shareholders may contact an individual director, the Board as a group, or a specified Board committee or group, including the non-employee directors as a group, at the following address: Corporate Secretary, Costco Wholesale Corporation, 999 Lake Drive Issaquah, WA 98027 Attn: Board of Directors. The Company will receive and process communications before forwarding them to the addressee. Directors generally will not be forwarded shareholder communications that are primarily commercial in nature, relate to improper or irrelevant topics, or request general information about the Company.

Meeting Attendance

During the Company’s last fiscal year, the Company’s Board of Directors met five times. Each member of the Board attended 75% or more of the Board meetings and meetings of the Committees on which they served, except for Mr. James with respect to the Compensation Committee and Ms. Ruckelshaus with respect to the Audit Committee. All directors attended the annual meeting of shareholders in 2006 except Mr. Munger. The Board believes that directors should attend meetings of shareholders.

PRINCIPAL SHAREHOLDERS

The following table sets forth information regarding ownership of the Common Stock by each person known to the Company to own more than 5% of the outstanding shares of the Common Stock on November 30, 2006.

Name and Address of Beneficial Owner	Shares	Percent
Davis Selected Advisers, LP 2949 East Elvira Road, Suite 101 Tucson, Arizona 85706	58,261,745[1]	12.8%

Barclays Global Investors NA 1 Churchill Place London, England E14 5HP	40,026,498[2]	8.8%

(1)	Information based on Form 13F-HR/A filed by Davis Selected Advisers, LP on November 30, 2006 with the Securities and Exchange Commission (“SEC”).

(2)	Information based on Form 13F filed by Barclays Global Investors on November 15, 2006 with the Securities and Exchange Commission (“SEC”).

The following table sets forth the shares of the Common Stock owned by each director of the Company, each nominee for election as a director of the Company and all directors and executive officers as a group on November 30, 2006.

Name of Beneficial Owner	Shares Beneficially Owned[1]	Options[2]	Total	Percent of Class
James D. Sinegal	2,421,058[3]	1,200,000	3,621,058	*
Jeffrey H. Brotman	1,945,748[4]	1,200,000	3,145,748	*
Benjamin S. Carson, Sr., M.D.	4,500	76,000	80,500	*
Susan L. Decker	14,500	18,000	32,500	*
Richard D. DiCerchio	108,535	564,000	672,535	*
Daniel J. Evans	9,500	36,000	45,500	*
Richard A. Galanti	20,962	420,000	440,962	*
William H. Gates	7,500	36,000	43,500	*
Hamilton E. James	20,120	104,000	124,120	*
W. Craig Jelinek	60,914	545,000	605.914	*
Richard M. Libenson	114,835[5]	88,000	202,835	*
John W. Meisenbach	139,500[6]	142,500	282,000	*
Charles T. Munger	175,833[7]	120,000	295,833	*
Joseph P. Portera	12,500	0	12,500	*
Jill S. Ruckelshaus	6,566	104,000	110,566	*
All directors and executive officers as a group (20 persons)	5,384,140	5,357,000	10,741,140	2.4%

*	Less than 1%.

(1)	Includes Restricted Stock Units (“RSUs”).

(2)	Includes all options exercisable within 60 days of November 30, 2006.

(3)	Includes 1,870,005 shares owned by a limited liability company of which Mr. Sinegal and his wife are co-managers.

(4)	Includes 1,811,703 shares held by a trust of which Mr. Brotman is a principal beneficiary. Mr. Brotman disclaims any beneficial ownership of such shares. Also includes 20 shares owned by a trust for the benefit of Mr. Brotman’s son.

(5)	Includes 71,032 shares held by a trust of which Mr. Libenson is a trustee and beneficiary.

(6)	Includes 139,500 shares held by a trust of which Mr. Meisenbach is the principal beneficiary, of which he may be deemed to be beneficial owner.

(7)	Includes 19,565 shares held by a charitable foundation funded and controlled by Mr. Munger.

Equity Compensation Plan Information

(at November 26, 2006)

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (A))
	(A)	(B)	(C)
Equity compensation plans approved by security holders	43,444,946	$37.69	7,341,660
Equity compensation plans not approved by security holders	0	0	0

Total	43,444,946	$37.69	7,341,660

(A)	Includes 4,752,925 shares of common stock issuable upon vesting of outstanding stock RSUs granted under the Second Restated 2002 Stock Incentive Plan.

(B)	The weighted-average exercise price does not include the shares issuable upon vesting of RSUs which have no exercise price.

(C)	Remaining awards available for issuance under the Second Restated 2002 Stock Incentive Plan.

EXECUTIVE COMPENSATION

The following tables and descriptive materials set forth information concerning compensation earned for services rendered to the Company by (A) the Chief Executive Officer of the Company (the “CEO”), (B) the Chairman of the Board, and (C) the four other most highly compensated individuals (other than the CEO) who were serving as executive officers of the Company at the end of the 2006 fiscal year (collectively, the “Named Executive Officers”).

Summary of Compensation

The following table summarizes the compensation earned by the Named Executive Officers during fiscal 2006, 2005 and 2004.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Annual Compensation				Long Term Compensation Awards
	Fiscal Year	Salary ($)	Bonus ($)	Other Annual Compensation ($) (A)	Securities Underlying Options/SARs	Restricted Stock Awards ($)	All Other Compensation ($) (B)
James D. Sinegal President and Chief Executive Officer	2006 2005 2004	350,000 350,000 350,000	0 100,000 200,000	42,941 12,914 0	0 150,000 150,000		61,688 35,057 28,016
Jeffrey H. Brotman Chairman of the Board	2006 2005 2004	356,731 350,000 350,000	200,000 100,000 200,000	88,642 32,763 0	0 150,000 150,000	1,307,750C	57,616 31,546 24,943
Richard D. DiCerchio Senior Executive Vice President, COO-Global Operations, Distribution and Construction	2006 2005 2004	535,096 500,000 480,000	102,396 77,048 101,564	32,502 10,168 0	0 90,000 90,000		71,446 31,741 25,550
Richard A. Galanti Executive Vice President, CFO	2006 2005 2004	519,808 475,000 450,500	0 61,838 81,252	63,456 19,336 0	0 75,000 75,000		68,186 27,865 20,900
W. Craig Jelinek Executive Vice President, COO–Merchandising	2006 2005 2004	535,096 480,000 455,000	81,917 62,000 81,760	17,933 5,624 0	0 75,000 75,000		68,626 29,663 21,280
Joseph P. Portera Executive Vice President, COO–Eastern & Canadian Divisions	2006 2005 2004	504,519 474,616 455.000	78,511 47,004 77,408	19,425 9,749 0	0 75,000 75,000		68,626 28,285 16,280

(A)	The amounts shown consist of above-market interest payments on deferred compensation. Each Named Executive Officer (among other employees) is eligible to participate in the Company’s Deferred Compensation Program, which allows him to defer up to 100% of his salary and bonus and to receive a Company match of up to 50% of the deferred amount, up to a maximum match of $5,000. The minimum deferral period is five years, and the matching credit vests ratably over five years unless the participant has attained a sum of age and years of service totaling sixty-five in which case the Company match vests in one year. Interest accrues on deferred amounts at the Bank of America prime rate. For contributions made after January 1, 1997, an additional 1% interest is credited upon the participant attaining a sum of age and years of service totaling sixty-five. During fiscal 2006, Named Executive Officers accrued total interest in the amounts of $129,527, $281,633, $99,131, $192,444, $54,858 and $59,547, respectively. The interest rate was 8.63%.

(B)

In fiscal year 2006, amounts shown for each Named Executive Officer include: the Company’s matching contributions under a deferred compensation plan of $5,000; 401(k) matching contributions of $500; and Company contributions of $16,800 for each Named Executive Officer under the Company’s 401(k) Retirement Plan. Amounts shown for each Named Executive Officer also include premiums representing the term insurance portion under the executive life program of $8,186, $4,114, $4,840, $1,580, $2,020, and $2,020, respectively. Amounts shown for each

Named Executive Officer include health care insurance premiums paid by the Company in the amounts of $31,202, $31,202, $44,306, $44,306, $44,306 and $44,306, respectively, for fiscal 2006.

(C)	Represents the grant of RSUs under which the executive has the right to receive, subject to vesting, 25,000 shares of common stock. The stock award vests over five years at 20% per year beginning on the first anniversary of the grant. The value set forth above is based on the closing price on the date of grant, June 12, 2006, which was $52.31. The value as of fiscal year end was $1,183,750. The stock award is not entitled to dividends or dividend equivalents prior to vesting.

Exercise of Stock Options

The following table sets forth information concerning the exercise of stock options during fiscal 2006 by each of the Named Executive Officers and the fiscal year-end value of unexercised options.

Aggregated Option/SAR Exercises in Last Fiscal Year and

Fiscal Year-End Option/SAR Values

Name	Shares Acquired on Exercise (#)	Value Realized ($) (A)	Number of Securities Underlying Unexercised Options/SARs at FY-End (#)	Value of Unexercised In-the-Money Options/ SARs at FY-End ($)
			Exercisable/ Unexercisable	Exercisable/ Unexercisable
James D. Sinegal	300,000	12,787,230	1,200,000/300,000	15,426,715/2,147,400
Jeffrey H. Brotman	300,000	11,811,079	1,200,000/300,000	15,426,715/2,147,400
Richard D. DiCerchio	0	0	564,000/180,000	6,408,024/1,303,920
Richard A. Galanti	115,000	4,059,037	460,000/150,000	5,095,270/1,086,600
W. Craig Jelinek	0	0	545,000/150,000	7,836,270/1,086,600
Joseph P. Portera	75,000	1,344,450	0/150,000	0/1,086,600

(A)	Market value of underlying securities at the exercise/unexercisable date, minus the exercise price of such options.

Compensation of Directors

Each non-employee director of the Company earns $30,000 per year for serving on the Board and $1,000 for each Board meeting and committee meeting attended. Directors are reimbursed for travel expenses incurred in connection with their duties as directors. In June 2006, non-employee directors received 1,500 RSUs. These vest one-third on April 12, 2007 and one-third annually on April 12 for the following two years. RSU grants to directors, after September 29, 2006 are subject to accelerated vesting upon retirement: 50% after five years of service and 100% after ten years of service. Beginning in fiscal 2007, annually in October, non-employee directors receive 3,000 RSUs.

Richard M. Libenson has been engaged as a consultant to the Company. For such services, a corporation owned by Mr. Libenson was paid $300,000 during fiscal 2006. In addition, the Company paid: premiums in the amount of $3,669 for term life insurance for the benefit of Mr. Libenson under a split-dollar endorsement plan; premiums on long-term disability insurance in the amount of $6,144; and premiums for health care insurance in the amount of $31,202. These transactions were reviewed and approved by the Audit Committee.

Change of Control and Severance Agreements

The Company does not have any change of control or severance agreements with any of its executive officers or directors.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is an executive officer or former officer of the Company. In addition, no executive officer of the Company served on the board of directors of any entity whose executive officers included a director of the Company.

Report of Compensation Committee

The Compensation Committee of the Board of Directors of the Company (the “Committee”) determined and administered the compensation of the Company’s executive officers during fiscal 2006.

Compensation Philosophy.    The Committee endeavored to ensure that the compensation programs for executive officers were effective in attracting and retaining key executives responsible for the success of the Company and in promoting its long-term interests and those of its shareholders. The Committee sought to align total compensation for senior management with corporate performance and the interests of the shareholders. The Committee placed emphasis on variable, performance-based components, such as stock awards and bonuses. These short-term and long-term incentive compensation programs were intended to reinforce management’s commitment to enhancement of profitability and shareholder value.

Base salaries for the executive officers were established at levels considered appropriate in light of the duties and scope of responsibilities of each officer’s position and, to the extent known, the salaries paid to comparable officers by companies which are competitors of the Company. The Committee focused primarily on total annual compensation, including incentive awards, rather than base salary alone. The Committee believes that it has established relatively low cash compensation levels in favor of equity-linked incentive programs. The Committee also reviewed publicly reported compensation amounts for executive officers at other retailers, placing emphasis on Wal-Mart Stores, Inc., The Home Depot, Inc., Target Corporation, BJ’s Wholesale Club, Inc., and Lowe’s Companies, and noted that the Company’s executive officers generally receive lower compensation than executive officers at these other retailers. The Committee did not utilize compensation consultants in determining or recommending the amount or form of executive officer or director compensation.

The Company has adopted an executive bonus program, in which participating executives can earn a bonus of up to approximately 20% of base salary upon meeting specified performance targets. (A comparable bonus program exists for other officers and employees.) In awarding bonuses for fiscal 2006, the Committee primarily took into account quantitative indicators that included sales, controllable expenses, pre-tax income, margins, inventory shrinkage, and inventory turns. These criteria have been consistently used by the Company to measure performance of the material aspects of the business. The quantitative factors for particular senior officers depend upon whether their responsibilities are primarily merchandising, operations, a combination of both, or other. With the exception of Mr. Sinegal and Mr. Galanti, executive officers generally received all or nearly all of the bonus amounts for which they were eligible because of the Company’s results. As previously disclosed, Mr. Sinegal and Mr. Galanti were not awarded bonuses for fiscal 2006 because in connection with the investigation of stock option practices they requested that bonuses not be awarded to them. (The investigation is discussed more fully in the Company’s Form 10-K and Annual Report to Shareholders). For executive officers other than Mr. Brotman and Mr. Sinegal, Mr. Sinegal provided recommended salary and bonus amounts to the Committee for consideration, which the Committee approved.

In general, compensation payments in excess of $1 million to any of the Named Executive Officers are subject to a limitation on deductibility for the Company under Section 162(m) of the

Internal Revenue Code of 1986, as amended (the “Code”). Certain performance-based compensation is not subject to such limitation. As previously disclosed, the Board of Directors determined this year to cease the awarding of stock options in favor of awards of restricted stock units, generally subject to the same vesting and expiration terms under which stock options were previously awarded but in amounts one-third of those awarded as stock options. In addition, the Committee has adopted procedures setting fixed dates for the granting of equity awards: the fifth business day following announcement of second and fourth quarter earnings. Grants may be made on other dates only upon the prior written determination of the Committee.

During June 2006 most executive officers received grants of 12,500 restricted share units under the Second Restated 2002 Stock Incentive Plan. The grants vest over approximately five years and expire ten years from the date of grant. Messrs. Sinegal, DiCerchio, Galanti, Jelinek, and Portera did not receive RSU grants in respect of fiscal 2006 until October 2006, after it was confirmed that the performance criteria established under section 162(m) of the Internal Revenue Code had been satisfied. Those grants were 25,000 for Mr. Sinegal, 15,000 for Mr. DiCerchio, and 12,500 for the other officers named. These grant levels were at one-half of expected annualized levels because additional grants were made in October 2006 as the Company transitioned its primary annual equity grant from the Spring to the Fall. The Committee believes that these grant levels are appropriate in light of the modest salary and bonus amounts received by senior officers relative to their performance and the performance of the Company. The Committee has delegated to Mr. Sinegal the authority to make compensation decisions for persons other than the Board of Directors and executive officers, including salary, bonus, and equity grants.

Chief Executive Officer and Chairman of the Board Compensation.    In evaluating the compensation of James D. Sinegal, President and Chief Executive Officer of the Company and Jeffrey H. Brotman, Chairman of the Board, the Committee placed emphasis on their superior leadership, as well as the Company’s financial and operating performance. The Committee noted that these individuals’ salaries have not increased in six years. Mr. Sinegal’s employment agreement for fiscal 2005 provided for a base salary of $350,000 and a bonus of up to $200,000 at the discretion of the Committee or the Board of Directors. As noted above, Mr. Sinegal determined not to request a bonus this year; Mr. Brotman was awarded a bonus of $200,000. In light of these facts, the contributions they have made this year, the compensation of their peers, and the performance of the Company, the Committee believes that Mr. Sinegal and Mr. Brotman are underpaid. Accordingly, their compensation levels for fiscal 2006 are fair to the Company.

Benjamin S. Carson, Sr., M.D

Hamilton E. James

Charles T. Munger

Performance Graph

The following graph compares the cumulative total shareholder return (stock price appreciation plus dividends) on the Common Stock with the cumulative total return of the S&P 500 Index and the following group of peer companies (based on weighted market capitalization) selected by the Company: BJ’s Wholesale Club, Inc.; The Home Depot, Inc.; Lowe’s Companies; Best Buy Co., Inc.; Office Depot, Inc.; Staples Inc.; Target Corporation; Kroger Company; and Wal-Mart Stores, Inc. The information provided is from September 3, 2001 through September 3, 2006.

COMPARED CUMULATIVE TOTAL RETURN

AMONG COSTCO WHOLESALE CORPORATION,

S&P 500 INDEX AND PEER GROUP INDEX

ASSUMES $100 INVESTED ON SEPT. 3, 2001

FISCAL YEAR ENDING SEPT. 3, 2006

Certain Relationships and Transactions

John W. Meisenbach is a principal shareholder of MCM, A Meisenbach Company. MCM provided consulting and brokerage services in managing the Company’s employee benefit and member insurance programs. Employee medical, life and disability benefits, together with member health insurance premiums totaled $626,213,905 in fiscal 2006. For these services, MCM received total compensation from third-party insurers of $2,525,612 in fiscal 2006.

Richard D. DiCerchio’s son and brothers-in-law were employed by the Company during fiscal year 2006 at annual salaries of $87,094, $211,750 and $89,533, and one of Mr. DiCerchio’s brothers-in-law received an RSU grant of 1,350 shares. Richard M. Libenson’s daughter and sons were employed by the Company during fiscal year 2006 at annual salaries of $92,194, $63,000 and $63,500. James D. Sinegal’s son and brother-in-law were employed by the Company during fiscal year 2006 at annual salaries of $271,548 and $227,500, and received RSU grants of 6,250 and 3,125 shares, respectively. Salary amounts include bonuses. RSU grants are subject to vesting over five years . These individuals also participate in benefit plans available to employees generally. No family members of executive officers or directors are executive officers of the Company.

During fiscal year 2006, Jim Sinegal utilized Company aircraft for his personal use, for which he paid the Company $62,463.

These relationships and transactions were approved by the Audit Committee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under SEC rules, the Company’s directors, executive officers and beneficial owners of more than 10% of the Company’s equity security are required to file periodic reports of their ownership, and changes in that ownership, with the SEC. Based solely on its review of copies of these reports and representations of such reporting persons, the Company believes during fiscal 2006, such SEC filing requirements were satisfied, except that Mr. Brotman and Mr. Meisenbach each filed late Forms 4 reporting a single transaction.

Report of the Audit Committee

November 16, 2006

To the Board of Directors of Costco Wholesale Corporation:

We have reviewed and discussed with management the Company’s audited consolidated financial statements as of and for the fiscal year ended September 3, 2006.

We have discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended by the Auditing Standards Board of the American Institute of Certified Public Accountants.

We have received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended by the Independence Standards Board, and have considered factors relating to the auditors’ independence.

Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the consolidated financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 3, 2006.

Charles T. Munger, Chair

Hamilton S. James

Jill S. Ruckelshaus

Code of Ethics for Senior Financial Officers

The Board of Directors has adopted a Code of Ethics for Senior Financial Officers. A copy of the Code of Ethics may be obtained at no charge by written request to the Company’s secretary at 999 Lake Drive, Issaquah, Washington 98027.

INDEPENDENT PUBLIC ACCOUNTANTS

Information Regarding our Independent Auditors

KPMG LLP (“KPMG”) has served as our independent auditors since May 13, 2002. Upon recommendation of the Audit Committee, our Board of Directors has appointed KPMG as our independent auditors for the fiscal year 2006.

Services and Fees of KPMG

The following table presents fees for services rendered by KPMG for fiscal 2006 and 2005

	2006	2005
Audit fees	$3,720,487	$3,289,539
Audit-related fees	150,610	174,681
Tax	89,608	71,760
All other fees	5,000	12,264

Total	$3,965,705	$3,548,244

KPMG performed the following services during fiscal 2006:

•	Statutory audits and/or financial audits for subsidiaries and/or affiliates of the Company;

•	Services associated with: registration statements, reports and documents filed with the SEC, documents issued in connection with securities offerings, and assistance in responding to SEC comment letters or other informal SEC inquiries;

•	Financial statement audits of employee benefit plans; and

•	Review or preparation of international income, franchise, or other tax returns, including consultations related to such matters.

Audit Committee Preapproval Policy

All services to be performed for the Company by KPMG must be preapproved by the Audit Committee or a designated member of the Audit Committee as provided in the Committee’s written policies for preapproval. All services provided by KMPG in fiscal 2006 were pre-approved by the Audit Committee.

Annual Independence Determination

The Audit Committee has determined that the provision by KPMG of non-audit services to the Company in fiscal 2006 is compatible with KPMG’s maintaining its independence.

PROPOSAL 2:

INDEPENDENT PUBLIC ACCOUNTANTS AND ANNUAL REPORT

Subject to ratification by the shareholders at the Annual Meeting, the Audit Committee has selected KPMG to audit the consolidated financial statements of the Company and its subsidiaries for the fiscal year ending September 6, 2007. KPMG has issued its report, included in the Company’s Form 10-K, on the audited consolidated financial statements of the Company for the fiscal year ended September 3, 2006. KPMG has served the Company as independent auditors since May 13, 2002. Representatives of KPMG are expected to be present at the Annual Meeting, will have the opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

The affirmative vote of a majority of the votes cast on this proposal shall constitute ratification of the appointment of KPMG.

The Board of Directors unanimously recommends that you vote FOR Proposal 2.

OTHER MATTERS

Neither the Board of Directors nor management intends to bring before the meeting any business other than the matters referred to in the Notice of Meeting and this Proxy Statement. If any other business should properly come before the meeting, or any adjournment thereof, the persons named in the proxy will vote on such matters according to their best judgment.

SHAREHOLDER PROPOSALS FOR 2008 ANNUAL MEETING

In order for a shareholder proposal to be included in the proxy statement for the 2008 annual meeting of shareholders, it must be received by the Company no later than August 15, 2007. Proposals may be mailed to the Company, to the attention of the Secretary, 999 Lake Drive, Issaquah, Washington 98027.

A shareholder who intends to present a proposal at the Company’s annual meeting in 2008, other than pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, must provide the Company notice of such intention by at least November 2, 2007, or management of the Company will have discretionary voting authority at the 2008 annual meeting with respect to any such proposal without discussion of the matter in the Company’s proxy statement.

A copy of the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission will be provided to shareholders without charge upon written request directed to Investor Relations. The Company makes available free of charge its Annual Report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and all amendments to such reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 as soon as reasonably practicable after filing on or through our website at http://media.corporate-ir.net/media_files/nsd/cost/irhome1.htm.

By order of the Board of Directors,

Joel Benoliel

Secretary

999 LAKE DRIVE ISSAQUAH, WA 98027

For registered shares, your proxy must be received by 11:59 P.M. (Eastern Time) on January 30, 2007.

For shares in a benefit plan account, your proxy must be received by 11:59 P.M. (Eastern Time) on January 24, 2007.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on January 30, 2007. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Costco Wholesale Corporation mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on January 30, 2007. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL -

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Costco Wholesale Corporation, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

COSTC1 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

COSTCO WHOLESALE CORPORATION

THE BOARD RECOMMENDS A VOTE “FOR” ITEMS 1 AND 2.

1. Election of Class II Directors: 01) Benjamin S. Carson 02) William H. Gates 03) Hamilton E. James 04) Jill S. Ruckelshaus

2. Ratification of selection of independent auditors.

For address changes and/or comments, please check this box and write them on the back where indicated. `

Please sign as name(s) appear(s) on this proxy, and date this proxy. If a joint account, each joint owner must sign. If signing for a corporation or partnership or as agent, attorney or fiduciary, indicate the capacity in which you are signing.

For Withhold For All All All Except

` ` `

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

For Against Abstain

` ` `

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Costco Wholesale Corporation

Annual Meeting of Shareholders

Wednesday, January 31, 2007 4:00 p.m.

Meydenbauer Center Center Hall B 11100 NE 6th Street Bellevue, Washington 98004

Costco Wholesale Corporation

PROXY 999 Lake Drive, Issaquah, Washington 98027

PROXY FOR THE JANUARY 31, 2007 ANNUAL MEETING OF SHAREHOLDERS This Proxy is Solicited by the Board of Directors of Costco Wholesale Corporation

The undersigned shareholder of Costco Wholesale Corporation (the “Company”) hereby appoints Jeffrey H. Brotman and James D. Sinegal, and each of them, the lawful attorneys and proxies of the undersigned, each with several powers of substitution, to vote all of the shares of Common Stock of the Company held of record by the undersigned on November 27, 2006 at the Annual Meeting of Shareholders to be held at the Meydenbauer Center, Center Hall B, 11100 NE 6th Street, Bellevue, Washington 98004, on Wednesday, January 31, 2007 at 4:00 p.m., local time, and at any and all adjournments thereof, with all the powers the undersigned would possess if personally present, upon all matters set forth in the Notice of Annual Meeting of Shareholders and Proxy Statement.

Shares represented by all properly executed proxies will be voted in accordance with instructions appearing on the proxy and in the discretion of the proxy holders as to any other matter that may properly come before the Annual Meeting of Shareholders. IN THE ABSENCE OF SPECIFIC INSTRUCTIONS, PROXIES WILL BE VOTED FOR ITEMS 1 AND 2 AND IN THE DISCRETION OF THE PROXY HOLDERS AS TO ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OF SHAREHOLDERS.

Address/Comments:

(If you noted any address changes/comments above, please mark corresponding box on other side.)

(Continued and to be signed and dated on the reverse side and returned promptly in the enclosed envelope)